Filed pursuant to Rule 433
Registration Statement Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to a Basket of Two Exchange-Traded Funds due May 4, 2027
Term Sheet to Preliminary Pricing Supplement dated April 29, 2024

Summary of Terms

Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Market Measure:

An equally weighted Basket (the “Basket”) comprised of the following Basket Components (each referred to as a “Basket Component,” and collectively as the “Basket Components”). For each Basket Component, its weighting percentage is set forth below:

Basket Component
Ticker
Weighting Percentage
The VanEck® Gold Miners ETF
Bloomberg symbol: “GDX”
50.00%
The VanEck® Oil Services ETF
Bloomberg symbol: “OIH”
50.00%

Pricing Date*:	April 29, 2024
Issue Date*:	May 2, 2024
Maturity Date*:	May 4, 2027
Denominations:	$1,000 and any integral multiple of $1,000.
Automatic Call:	If the Basket Closing Value on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date.
Call Dates* and Call Premiums:
Call Date
Call Premium†
May 2, 2025
At least 11.40% of the principal amount
May 4, 2026
At least 22.80% of the principal amount
April 29, 2027 (the “Final Calculation Day”)
At least 34.20% of the principal amount
† to be determined on the Pricing Date.

Call Settlement Date:	Three business days after the applicable Call Date , provided that the Call Settlement Date for the last Call Date is the Maturity Date.
Maturity Payment Amount (per Security):

If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security:

•     If the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value: $1,000; or

•     If the Ending Value is less than the Threshold Value: $1,000 minus

Fund Closing Price:	With respect to each Basket Component, Fund Closing Price, Closing Price and Adjustment Factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.
Starting Value:	The Starting Value will be set to 100.00 on the Pricing Date.
Basket Closing Value:	On any Call Date, the product of (i) 100 times (ii) an amount equal to the sum of (a) 1 plus (b) the sum of the products, as calculated for each Basket Component, of: (1) its Basket Component Return on such day multiplied by (2) its weighting percentage.
Ending Value:	The Basket Closing Value on the Final Calculation Day.
Initial Basket Component Price:	With respect to a Basket Component, the Fund Closing Price of such Basket Component on the Pricing Date.
Basket Component Return:	For any Call Date, the “Basket Component Return” with respect to a Basket Component is the percentage change from its Initial Basket Component Price to its Fund Closing Price on that day, measured as follows: Fund Closing Price on such day – Initial Basket Component Price Initial Basket Component Price
Threshold Value:	90% of the Starting Value.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%.
CUSIP:	09711BTK2
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

Hypothetical Payout Profile***

*** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.

If the Securities are not automatically called and the Ending Value is less than the Threshold Value, you will receive less, and possibly 90.00% less, than the principal amount of your Securities at maturity.

Any positive return on the Securities will be limited to any applicable Call Premium, even if the Basket Closing Value on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Basket beyond any applicable Call Premium.

The initial estimated value of the Securities as of the pricing date is expected to be between $914.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-29 of the accompanying preliminary pricing supplement for additional information.

Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/70858/000148105724005840/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

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Your investment may result in a loss; there is no guaranteed return of principal.
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Any positive investment return on the Securities is limited.
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The Securities do not bear interest.
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The Call Premium or Maturity Payment Amount, as applicable, will not reflect the value of the Basket other than on the Call Dates.
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The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed.
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Changes in the price of one Basket Component may be offset by changes in the price of the other Basket Component.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.
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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Changes that affect a Basket Component or its respective fund underlying index may adversely affect the value of the Securities and any payments on the Securities.
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We and our affiliates have no affiliation with any fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.
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Risks associated with an applicable fund underlying index will affect the value of that Basket Component and hence the value the Basket and the value of the Securities.
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The Securities are subject to risks associated with the oil services sector.
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The stocks held by the OIH are concentrated in one sector.
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An investment in the Securities is subject to risks associated with investing in stocks in the gold mining industry.
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An investment in the Securities is subject to risks associated with foreign securities markets, including emerging markets.
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The Securities are subject to foreign currency exchange rate risk.
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The stocks held by the GDX are concentrated in one sector.
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The performance of a Basket Component may not correlate with the performance of its fund underlying index as well as the net asset value per share or unit of the Basket Component, especially during periods of market volatility.
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The anti-dilution adjustments will be limited.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated April 29, 2024, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.